Exhibit 16.1

October 25, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements made by Spectaire Holdings Inc. (formerly known as Perception Capital Corp. II) under Item 4.01 of its Form 8-K dated October 25, 2023. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Spectaire Holdings Inc. (formerly known as Perception Capital Corp. II) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp